Expenses Agreement dated as of March 25, 1997, among BAL/RIVGAM L.L.C., a Delaware limited liability company (the "Company"), James Balitsos (the "Managing Member"), and Rivgam Communicators, L.L.C., a Delaware limited liability company (the "Rivgam Member").


         Whereas the Company, the Managing Member and the Rivgam Member want to set forth their agreement with respect to the organizational and initial operating expenses of the Company. Capitalized terms used herein but not otherwise defined shall have the meanings specified in the Limited Liability Company Agreement as in effect on the date hereof.

         1. Organizational Expenses. If the Company is granted any WCS Licenses pursuant to the WCS Auction, reasonable out-of-pocket expenses incurred in connection with the organization of the Company, the bidding on WCS Licenses
(including Licenses not won) and the grant of the WCS Licenses (a) by the Managing Member shall be deemed to be loans to the Company by the Managing Member (up to a maximum of $5,000) ("Managing Member Loans") from the date of grant of the WCS Licenses and shall have the same interest rate and maturity as loans from the Rivgam Member to the Company pursuant to the Loan Agreement expected to be entered into prior to the WCS Auction (the "Rivgam Member Loan Agreement"), and (b) by the Rivgam Member shall deemed to be Supplemental Loans to the Company by the Rivgam Member (up to a maximum of $75,000 not including amounts loaned pursuant to the next succeeding sentence) pursuant to the Rivgam Member Loan Agreement from the date of grant of the WCS Licenses. The expenses of Latham & Watkins incurred on behalf of the Company in preparing the Limited Liability Company Agreement and preparing and filing the Bid Application shall be funded by loans to the Company by the Rivgam Member which shall also be deemed to be such Supplemental Loans, which loans




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shall be forgiven if the  Company is not  granted any WCS  Licenses.  As used in this Agreement, "out-of-pocket expenses" shall not include any travel or entertainment expenses of any party hereto or their affiliates.

         2. Initial Operating Expenses. Reasonable out-of-pocket expenses for the initial operations of the Company (through the date of the execution by the Company of an Affiliation Agreement) incurred on behalf of the Company by the Managing Member shall also be deemed to be Managing Member Loans from the date paid (but not earlier than the date of grant of the WCS Licenses); provided, however, that reasonable out-of-pocket expenses (if approved by the Rivgam Member whose approval shall not be unreasonably withheld) for counsel fees to prepare an application on behalf of the Company to bid in the WCS Auction and for accounting, tax return preparation, any taxes required to be paid by the Company, and (if required by the FCC, the Rivgam Member or any loan agreement with non-Affiliates) a formal audit shall be payable, upon demand, by the Company from its funds or the proceeds of Supplemental Loans (subject to the terms and limitations in the Rivgam Member Loan Agreement).

         3. Other Expenses. Except as provided herein or in the Rivgam Member Loan Agreement, or as otherwise hereafter agreed in writing signed by each of the parties hereto, each of the Managing Member (both for itself and the Company) and the Rivgam Member shall bear its own expenses through the date of execution by the Company of an Affiliation Agreement.



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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of date first above written.


BAL/RIVGAM, L.L.C.                          RIVGAM COMMUNICATORS, L.L.C.



By:/s/ James Balitson                      By: /s/ Stephen G. Bondi
   ----------------------                      ------------------------
   James Balitsos                              Stephen G. Bondi
   Managing Member



By: /s/ James Balitsos
   ----------------------
   James Balitsos



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